Exhibit 99.1
                                                                    ------------

                              Elsinore Corporation
                               202 Fremont Street
                             Las Vegas, Nevada 89101


                                                     September 1, 1999


Mr William L. Westerman
2901 Las Vegas Boulevard South
Las Vegas, Nevada 89109-1935

         Re:  Elsinore Management Agreement

Dear Bill:

         Reference is made to the Management Agreement, dated as of February 28, 1996 by and among Elsinore Corporation ("Elsinore"), Four Queens, Inc. ("Four Queens") and Riviera Gaming Management Corp.-Elsinore (the "Agreement").

         Assuming that the Agreement is operative (an open issue given that it was never signed) we want to terminate the management relationship between us. We hereby give you 120 days notice of termination pursuant to Section 2.2 of the Agreement. In all events, we hereby terminate the management relationship effective 120 days from the date hereof.

         We ask that you promptly deliver to Elsinore any books, records, data (including all computer files and any customized programs necessary to access all data), instruments or other documentation relating to Elsinore or Four Queens in your possession or under your control. We assume that with your full cooperation, we will be able to transfer the computer system within the four month time frame. Should we be unable to complete the transition within that time frame, I hope we can count on your continued cooperation and assistance in this effort.

                                                     Sincerely,



                                                     Bruce Waterfall

cc:      Frederic J. Klink, Esq.
         Dechert Price & Rhoads
         30 Rockefeller Plaza
         New York, New York 10112